Exhibit 99.1

Denver, Colorado – November 14, 2005 – PRB Gas Transportation, Inc., (“PRB” or the “Company”) (AMEX:PRB), which began operations in January 2004 and completed its initial public offering in April 2005, today reported financial results for the three months and nine months ended September 30, 2005.  See the accompanying tables.

Discussing recent corporate developments, Robert W. Wright, PRB’s CEO noted, “As we have been reporting, we have expanded the scope of our operations to include exploring for, developing, producing, marketing, gathering and transporting natural gas as well as operating coal-bed methane (“CBM”) properties and providing management services as a contract operator.  Following the signing of a definitive agreement with Rocky Mountain Gas (“RMG”), a subsidiary of Enterra Energy Trust (NASDAQ:EENC; TSX:ENT.UN) (“Enterra”), we are developing CBM properties in an area of mutual interest in Wyoming and Montana by drilling wells, operating the drilling sites and marketing the gas for which we currently earn 50% of net production revenue.  At the same time, we are capturing 100% of the gathering revenue in areas where we own the gathering systems.”

He continued, “Also on the gathering side, we are focusing on areas currently under development including the Recluse Area of Wyoming’s Powder River Basin and the North Dakota’s Bakken Shale Area.”

Mr. Wright went on to say, “We expect a significant ramp-up in revenues in the final quarter of the year and throughout 2006.  That is because we have 18 wells drilled of which 5 are now on production with 9 more to be connected later this month.  We have a very ambitious drilling plan for the coming year and currently plan to have approximately 140 wells drilled by the summer of 2006.  We are in current negotiations with both banks and other financial institutions to assure there is capital to fund our ongoing program.”

He added, “We have decided to sell our TOP Gas Gathering facility as it has become a non-essential asset.  As a result of our review of the carrying value of the TOP system, we have recorded a $2.4 million, non-cash asset impairment charge during September 2005 to reflect the value of the TOP system.  By taking the charge now, pending its sale, PRB’s 2006 statement of operations will more accurately reflect the Company’s business plan including the positive impact from our rising gas production and new gas gathering systems.   Regarding the latter, a gathering system is being installed to serve producers in North Dakota’s very prolific Bakken Shale development area and should be operational in the spring of 2006.  We anticipate that we will develop additional gas gathering systems for that area in the future.  As for the Recluse Area, the new business being developed will involve both gathering and natural gas production.  We anticipate that this area will have a positive impact on both revenues and cash flow beginning in 2006.  The results for the third quarter, minus the impairment charge and other non-cash charges, leaves us with a modest cash flow loss for the period.”

William Hayworth, President & COO of PRB noted, “Our decision to expand the scope of our operations results in vertical integration and gives us better control over our ability to achieve our growth goal of having positive cash flow.  By having an ownership position in production and reserves, PRB also influences the future development of additional reserves impacting both future gathering and production revenues.”

Mr. Hayworth continued, “In order to execute the program, we have hired nine operational people in Gillette, Wyoming to focus on drilling in the Powder River Basin and we are also planning to expand our field gathering personnel for the systems under development. As of today, we have a total of 18 professional and field personnel to manage the program.”

The Company also announces the appointment of Justin W. Yorke as a member of the Board of Directors and the resignation of Marilena Marrelli.  Currently Mr. Yorke is Director of Dunes Advisors, a corporate advisory group he founded during 2002 that assists domestic and international middle market companies with strategic planning, private equity fund raising as well as structuring joint ventures and financial reviews.  Mr. Yorke also serves on the Board of Directors of JED Oil Inc. (AMEX:JDO).  From 1992 to 2001, he held Fund Manager/Vice President positions with Darier Hentsch Asia Ltd., Peregrine Asset Management and Unifund Global Limited based in Hong Kong.  In these positions, Mr. Yorke managed institutional Asian equity funds and focused on companies located in Singapore, India, South Korea, Thailand, Malaysia and the Philippines.  Mr. Yorke started his career with William Finkle and Associates where he focused on revenue and risk analysis of international joint ventures in the healthcare and petroleum industries.  Mr. Yorke holds a B.A. in history, with a minor Economics from the University of California, Los Angeles.

CONFERENCE CALL

Robert W. Wright, CEO, William Hayworth, President & COO, and William P. Brand Jr., Vice President-Finance of PRB Gas Transportation will host a conference call on Tuesday, November 15, 2005 at 10:00 am ET/8:00 am MT, to discuss the subjects covered in this news release.  Interested parties may participate in the call by dialing 706-679-0885.  Please call in 10 minutes before the conference is scheduled to begin and ask for the PRB conference call.  After opening remarks, there will be a question and answer period.  This conference call will be webcast live over the Internet at www.prbtrans.com.  To listen to the live call, please go to the website at least 15 minutes early to register, and if necessary, download and install any audio software.  If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

PRB is engaged in the exploration and development of coal-bed methane gas as well as gas processing and transportation.

This press release may include certain statements concerning expectations for the future that are forward-looking statements.  Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that are difficult to predict and many of which are beyond management’s control.  An extensive list of factors that can affect future results are discussed in the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission.  The Company undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

(See Accompanying Tables)

PRB Gas Transportation, Inc.

Condensed Statements of Operations

(Unaudited)

(In thousands. except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Gas gathering revenue:
Related party	$—	$193	$—	$692
Third party	658	585	2,072	827
Total gas gathering revenue	658	778	2,072	1,519

Management fee revenue	66	—	66	—
Total revenue	724	778	2,138	1,519

Expenses:
Operating	418	409	1,293	849
Asset impairment charge	2,372	—	2,372	—
Depreciation and amortization	281	212	838	379
General and administrative	584	223	1,311	485
Total expenses	3,655	844	5,814	1,713

Operating loss	(2,931)	(66)	(3,676)	(194)

Other income (expense):
Interest income	63	16	111	29
Interest expense	—	—	(49)	—
Total other income (expense)	63	16	62	29

Net loss	(2,868)	(50)	(3,614)	(165)

Convertible preferred stock dividends	—	(183)	(205)	(441)
Net loss applicable to common stock	$(2,868)	$(233)	$(3,819)	$(606)

Net loss per share – basic and diluted	$(0.40)	$(0.15)	$(0.56)	$(0.38)
Basic and diluted weighted average shares outstanding	7,140,050	1,600,000	6,805,621	1,600,000

PRB Gas Transportation, Inc.

Summarized Balance Sheet Data

(in thousands)

	September 30, 2005	December 31, 2004
	(Unaudited)

Cash and cash equivalents	$7,991	$320
Total current assets	$9,371	$685
Property and equipment, net	$6,086	$8,136
Wells in progress and unproved oil and gas properties	$682	$—
Total assets	$17,457	$11,237
Note payable	$—	$1,500
Total current liabilities	$1,297	$2,016
Total liabilities	$1,379	$2,081
Total stockholders’ equity	$16,078	$9,156
Total liabilities and stockholders’ equity	$17,457	$11,237

Company Contacts:	or	Investor Relations Counsel
PRB Gas Transportation, Inc.		The Equity Group Inc.
Robert W. Wright, Chairman and CEO		Linda Latman (212) 836-9609
William P. Brand, Jr., Vice President - Finance		Andreas Marathovouniotis (212) 836-9611
(303) 308-1330		www.theequitygroup.com
info@prbtrans.com